Exhibit 4.2 (a)

AMENDMENT TO

WARRANT TO PURCHASE SHARES OF COMMON STOCK

OF VSEE HEALTH, INC.

This Amendment to Warrant to Purchase Shares of Common Stock (the “Amendment”) is entered into as of November 8, 2024 (the “Effective Date”) by and between [                                ] (the “Holder”) and VSEE Health, Inc. (formerly known as Digital Health Acquisition Corp.), a Delaware corporation (the “Company”), for the purpose of amending certain terms of that certain Warrant to Purchase Shares of Common Stock of the Company, dated October 5, 2022, issued in favor of the Holder (the “Warrant”). All capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Warrant. In consideration of the agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree to amend the Warrant by executing this Amendment, and the parties hereto hereby enter into this Amendment, so as to agree with each other as follows:

1. Amendment. The following is added as Section 12 of the Warrant:

“(f)Holder’s Exercise Limitations. The Company shall not issue any Warrant Securities, and the Holder shall not have the right to purchase any Warrant Securities hereunder, to the extent that after giving effect to such issuance, the Holder (together with the Holder’s Affiliates, and any Persons acting as a group together with the Holder or any of the Holder’s Affiliates, the “Attribution Parties”) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of determining the Beneficial Ownership Limitation for the foregoing sentence, the number of shares of Warrant Securities beneficially owned by the Holder and its Attribution Parties shall include the number of Warrant Securities issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of Warrant Securities issuable upon (i) exercise of the unexercised portion of this Warrant and (ii) exercise or conversion of the unexercised or unconverted portion of any other Securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including any notes or other warrants) beneficially owned by the Holder or any of its Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 12, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 12 applies, the determination of whether this Warrant is exercisable (in relation to other Securities owned by the Holder together with any Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the attempt by the Holder to exercise this Warrant shall be deemed to be the Holder’s determination of whether this Warrant may be exercised (in relation to other Securities owned by the Holder together with any Attribution Parties) and which portion of this Warrant may be exercised, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the Holder will be deemed to represent to the Company each time it delivers an Exercise Notice that such Exercise Notice has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 12, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Company, or (iii) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of the Holder, the Company shall within two (2) Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of Securities of the Company, including this Warrant, by the Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of all Warrant Securities to be held by the Holder. The Holder, upon not less than sixty-one (61) days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 12; provided, that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the Beneficial Ownership Limitation provisions of this Section 12 shall continue to apply. Any such increase or decrease will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. The Beneficial Ownership

Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 12 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor Holder of this Warrant.”

2. Effect on Warrant. Except as amended or modified by this Amendment, all of the terms and conditions of the Warrant shall remain unamended and in full force and effect.

3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed and to be wholly performed therein without giving effect to its conflicts of laws principals or rules.

4. Counterparts. This Amendment may be executed in one or more counterparts each of which shall for all purposes be deemed an original, and all of such counterparts, taken together, shall constitute one and the same agreement. Executed counterparts may be delivered via facsimile or other means of electronic transmission.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first set forth above.

VSEE HEALTH, INC.

By:	/s/ Imoigele Aisiku
Name: Imoigele Aisiku
Title: Co-Chief Executive Officer
Date signed: November 8, 2024

Accepted and agreed
as of the date first written above:

[ ]

By:	/s/
Name:
Title:
Date signed: